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                                                                     EXHIBIT 8.1



                        WILSON SONSINI GOODRICH & ROSATI


                               650 PAGE MILL ROAD


                              PALO ALTO, CA 94304



                                NOVEMBER 8, 1995



Convex Computer Corporation


3000 Waterview Parkway


Richardson, Texas 75080



Ladies and Gentlemen:



     We have acted as counsel for Convex Computer Corporation, a Delaware corporation ("Convex") in connection with the preparation and execution of the Agreement and Plan of Merger dated as of September 21, 1995 (the Merger Agreement") among Hewlett-Packard Company, a California corporation ("HP"), Gemini Project Corporation, a wholly-owned subsidiary of HP incorporated in Delaware ("Merger Sub"), and Convex. Pursuant to the Merger Agreement, Merger Sub will merge with and into Convex (the "Merger"), and Convex will become a wholly-owned subsidiary of HP. Unless otherwise defined, capitalized terms referred to herein have the meanings set forth in the Merger Agreement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").



     You have requested our opinion regarding certain United States federal income tax consequences of the Merger. In delivering this opinion, we have reviewed and relied upon the facts, statements, descriptions and representations set forth in the Merger Agreement (including Exhibits) and such other documents pertaining to the Merger as we have deemed necessary or appropriate including the Registration Statement filed on Form S-4 by HP with the Securities and Exchange Commission. We have also relied upon certificates of officers of HP and Convex respectively (the "Officers' Certificates").



     In connection with rendering this opinion, we have also assumed (without any independent investigation) that:



     1. Original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there has been (or will be by the Effective Time) due execution and delivery of all documents where due execution and delivery are prerequisites to effectiveness thereof;



     2. Any statement made in any of the documents referred to herein,"to the best of the knowledge" of any person or party, is correct without such qualification;



     3. All statements, descriptions and representations contained in any of the documents referred to herein or otherwise made to us are true and correct in all material respects and no actions have been (or will be) taken which are inconsistent with such representations; and



     4. The Merger will be reported by HP and Convex on their respective federal income tax returns in a manner consistent with the opinion set forth below.



     5. The Merger will be consummated pursuant to the Merger Agreement and will be effective under the laws of the State of Delaware.



     6. The shareholders of Convex do not, and will not on or before the Effective Time, have an existing plan or intent to dispose of an amount of HP capital stock to be received in the Merger (or to dispose of Convex capital stock in anticipation of the Merger) such that the shareholders of Convex will not receive and retain a meaningful continuing equity ownership in HP that is sufficient to satisfy the continuity of interest requirement as specified in Treas. Reg. Section 1.368-1(b) and as interpreted in certain Internal Revenue Service rulings and federal judicial decisions.

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     7. After the Merger, Convex will hold "substantially all" of its and Merger
Sub's properties within the meaning of Section 368(a)(2)(E)(i) of the Code and the regulations promulgated thereunder and will continue its historic business or use a significant portion of its historic business assets in a business.



     Based on our examination of the foregoing items and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that:



          (i) For federal income tax purposes, the Merger will qualify as a "reorganization" as defined in Section 368(a) of the Code; and



          (ii) The discussion entitled "Certain Federal Income Tax Consequences" in the Registration Statement is correct in all material respects.



     This opinion represents and is based upon our best judgment regarding the application of federal income tax laws arising under the Code, existing judicial decisions, administrative regulations and published rulings and procedures. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not successfully assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.



     This opinion addresses only the classification of the Merger as a reorganization under Section 368(a) of the Code, and does not address any other federal, state, local or foreign tax consequences that may result from the Merger or any other transaction (including any transaction undertaken in connection with the Merger).



     No opinion is expressed as to any transaction other than the Merger as described in the Merger Agreement or to any transaction whatsoever, including the Merger, if all the transactions described in the Merger Agreement are not consummated in accordance with the terms of such Merger Agreement and without waiver or breach of any material provision thereof or if all of the representations, warranties, statements and assumptions upon which we relied are not true and accurate at all relevant times. In the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.



     This opinion is intended solely for your benefit and may not be relied upon for any other purpose or by any other person or entity, and may not be made available to any other person or entity without our prior written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.



                                          Very truly yours,



                                          WILSON SONSINI GOODRICH & ROSATI


                                          Professional Corporation